EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Marty E. Adams
Chairman, President & CEO
Sky Financial Group, Inc.
(419) 327-6300

Sky Announces the Completion of its Acquisition of GLB Bancorp

October 19, 2003 (Bowling Green, Ohio; NASDAQ: SKYF) Sky Financial Group, Inc. today announced the completion of its acquisition of GLB Bancorp, Inc., Mentor, Ohio and its wholly-owned subsidiary, Great Lakes Bank.

The acquisition gives Sky an additional $209 million in assets and 13 full-service offices in the greater Cleveland market. Great Lakes Bank and its offices are expected to be merged with Sky Financial’s subsidiary Sky Bank at the close of business on December 12, 2003, at which time Great Lakes Bank will convert to Sky Bank’s name, products and operating systems.

The Great Lakes offices will become a part of Sky’s recently formed Greater Cleveland Region. One of eight regions for Sky Bank, the Greater Cleveland Region was established in May 2003 when Metropolitan Bank and Trust Company was merged into Sky Bank.

“We are excited to be adding a great group of employees from Great Lakes Bank,” stated Dick Hollington, regional president for Sky’s Greater Cleveland Region. “The new offices we are adding will enhance our presence in a Cleveland market, which is a new and strong growth opportunity for Sky.”

Sky employs a regional strategy that provides local autonomy to the management and staff of a region, and it allows Sky employees to make key decisions close to the client.

Under the terms of the agreement, shareholders of GLB Bancorp will receive .74 of a share of Sky Financial Group common stock for each share of GLB Bancorp. Based on Sky Financial’s closing price of

$24.22 on October 17, 2003, the transaction represents an exchange value of $17.92 for each common share of GLB Bancorp and an aggregate transaction value of $42 million.

About Sky Financial Group, Inc.

Sky Financial Group is a $12.8 billion diversified financial holding company with its headquarters located in Bowling Green, Ohio. Sky’s asset size places it among the 50 largest bank holding companies in the nation. Sky operates over 260 financial centers and over 260 ATMs serving communities in Ohio, Pennsylvania, Michigan, Indiana and West Virginia. Sky’s financial service affiliates include: Sky Bank, commercial and retail banking; Sky Trust, an asset management organization; Sky Financial Solutions, specialized healthcare financing; Sky Access, Internet services; and Sky Insurance and Meyer & Eckenrode Insurance Group, retail and commercial insurance agency services. Sky is located on the web at www.skyfi.com.